Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2015
(millions, except per share amounts)
Operating Revenue	$12,215
Operating Expenses	9,259

Income from operations	2,956
Other income	269
Interest and related charges	1,179

Income before income tax expense including noncontrolling interests	$2,046
Income tax expense	565

Net income including noncontrolling interests	1,481
Noncontrolling interests	13

Net income attributable to Dominion	$1,468

Earnings Per Common Share – Basic
Income from continuing operations	$2.53
Noncontrolling interests	(0.02)

Net income attributable to Dominion	$2.51

Earnings Per Common Share – Diluted
Income from continuing operations	$2.52
Noncontrolling interests	(0.02)

Net income attributable to Dominion	$2.50

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended March 31, 2015
(millions)
Operating Revenue	$7,734
Operating Expenses	6,098

Income from operations	1,636
Other income	93
Interest and related charges	412

Income before income tax expense	1,317
Income tax expense	514

Net Income	803
Preferred dividends	7

Balance available for common stock	$796